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                                   FORM 8-K
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        _______________________________

      Date of Report (Date of earliest event reported): November 1, 2001
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                               AZZ incorporated
                               ----------------
            (Exact name of Registrant as specified in its charter)



     TEXAS                       1-12777                        75-0948250
     -----                       -------                        ----------
(State or Other            Commission File No.               (I.R.S. Employer
Jurisdiction of                                           Identification Number)
Incorporation or
Organization)



                        University Center 1, Suite 200
                          1300 South University Drive
                             Fort Worth, TX 76107
                             --------------------
                   (Address of principal executive offices,
                              Including zip code)



Registrant's Telephone Number, including Area Code: (817) 810-0095
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

On November 1, 2001, the registrant, AZZ incorporated, (the "Company"), pursuant to a Stock Purchase Agreement, acquired 100% of the outstanding stock of Central Electric Company and it's subsidiaries (CEC) from John C. Lippincott, Cynthia J. Lippincott Revocable Trust, Olin Garwood Lippincott Revocable Trust, Diane L. Reich, and Norene l. Bennett. CEC has facilities in Fulton, Missouri, Tulsa, Oklahoma, and Nashville, Tennessee.

CEC is a manufacturer of specialty switchgear products, power center enclosures, relay panels and non-segregated bar bus equipment which is provided to the electrical power industry. The Company intends to continue these operations.

The stock of CEC was acquired for a consideration of approximately $27.8 million, subject to final adjustments. That purchase price was determined through arms length negotiations. The transaction was funded with $17 million in cash, the assumption of $9 million of CEC debt, and the issuance of $1.8 million of Company common stock. The acquisition was financed by a draw down against the Company's new syndicated bank facility through Bank of America, N.A. as discussed in Item 5 below.


ITEM 5.   OTHER EVENTS

On November 1, 2001, the Company, pursuant to an Asset Purchase and Sale Agreement with Ralph Crawley, (Crawley), acquired the operating assets of Carter & Crawley, Inc. located in Greenville, South Carolina.

The Company formed a new wholly owned subsidiary, Crawley Acquisition, inc., to acquire the assets. Post closing, Crawley Acquisition, inc., changed its name to Carter & Crawley, inc., (C&C) which will be the new operating entity. C&C designs, manufactures and installs relay panels and custom control systems for utilities and industrial manufacturers. The Company intends to continue these operations. For the twelve-month period ending September 30, 2001, C&C recorded unaudited consolidated revenues of approximately $21.5 million with a pretax profit of approximately $2.5 million.

The assets of C&C, which included cash of approximately $2.6 million, were acquired for a consideration of approximately $15.5 million, subject to final adjustments. That purchase price was determined through arms length negotiations. The acquisition was financed by a draw down against the Company's new syndicated bank facility through Bank of America, N.A. as discussed below.

On November 1, 2001, the Company closed an $85 million syndicated bank facility. The facility was arranged through four banks, with Bank of America, N. A., as the administrative agent. The new facility is comprised of a $40 million term loan payable over four years and a $45 million revolving line of credit. Upon closing of the bank
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facility, the Company drew down $40 million under the term loan and $25 million under the revolving line of credit. The Company utilized the initial $65 million draw from the bank facility to pay off exiting debt and to fund the acquisitions completed on November 1, 2001.


FORWARD LOOKING STATEMENTS

Except for the statements of historical fact, this report may contain "forward-looking statements" that involve risks and uncertainties that are detailed from time to time in documents filed by the Company with the SEC. Those risks, uncertainties, and factors include, but are not limited to: change in demand, prices and raw material cost, including zinc which is used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy; and customer demand and response to products and services offered by the Company. The Company can give no assurance that such expectations will prove to be correct.


ITEM 7.   FINANCIAL STATEMENTS PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial statements of business acquired.

     It is impractical to provide the required financial statements at the time of this report. The required statements will be filed on or before January 14, 2002.

(b)  Pro forma financial information.

     It is impractical to provide the required financial statements at the time of this report. The required statements will be filed on or before January 14, 2002.

(c)  Exhibits:

     The following exhibits are filed as part of this report.

     (1) Stock Purchase Agreement between Central Electric Company's stockholders and AZZ incorporated dated November 1, 2001.

     (2) Asset Purchase and Sales Agreement between Ralph Crawley and Crawley Acquisition, inc. dated November 1, 2001.

     (3) Press release of November 5, 2001 announcing the purchase of 100% of the outstanding stock of Central Electric Company and the purchase of the operating assets of Carter & Crawley, Inc., by the Company.
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     (4)  Amended And Restated Revolving and Term Credit Agreement with Bank of
          America, N.A.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AZZ incorporated

     DATE: 11/15/ 2001           By: /s/ Dana Perry
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                                     Dana Perry
                                     Vice President Finance
                                     Chief Financial Officer